UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

XAI Floating Rate & Alternative Income Trust
(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

XFLT Proxy Vote: Octagon Leadership Is Not Aligned With
Shareholders of XFLT

Octagon’s CEO and CIO Each Own ZERO XFLT Shares Despite Octagon Serving as Sub-Adviser for Nine Years

XAI Leadership Team Personally Owns 60x More Shares Than Octagon’s Leaders and Feels the Pain of Octagon’s Underperformance

Octagon Has Been Terminated for Poor Performance and Will Not Impact the Future of the Fund—Shareholders Will Bear the Consequences of Its Baffling Campaign

XFLT Asks Shareholders to Follow ISS’ Recommendation and Vote on the WHITE Proxy Card “FOR” the King Street Sub-Advisory Agreement Ahead of Special Meeting on July 30, 2026

CHICAGO – July 22, 2026 – XA Investments LLC (“XAI”), manager of XAI Floating Rate & Alternative Income Trust (XFLT) (the “Fund”), published a letter to XFLT shareholders asking: If Octagon’s own leaders have not been willing to invest alongside Fund shareholders, why should shareholders trust them with their investment?

XAI is fully aligned with shareholders. XAI’s Co-CEOs and President personally own 60x more shares than any leader at the terminated sub-adviser, Octagon Credit Investors. Further, XAI leadership continued to purchase shares and support the Fund, even as NAV eroded by 54%. Their investment has suffered, alongside the Fund’s other shareholders, at the hands of Octagon’s management.

Octagon has been terminated for poor performance, evidenced by its track record, not just at XFLT, but across its own CLO portfolio, which has suffered an extraordinary seven CLO defaults in 2026 that wiped out entire classes of investors in those funds. There is no vote that will bring Octagon back.

Despite having no role in the future management of the Fund, they have decided to launch a disinformation campaign to plunge XFLT into limbo—leaving shareholders, not Octagon, to bear the consequences.

The Board urges shareholders to vote on the WHITE proxy card to approve the proposed sub-advisory agreement among the Fund, XAI and Rockford Tower Asset Management, L.L.C. (the “King Street Sub-Adviser”), a wholly owned subsidiary of King Street Capital Management, L.P. (“King Street”) (the “King Street Sub-Advisory Agreement”) at the upcoming Special Meeting of Shareholders on July 30, 2026, consistent with Institutional Shareholder Services’ recommendation that shareholders vote "FOR" the proposal.

The full letter is in the accompanying attachment and can be found on XA Investments’ website (https://xainvestments.com/xflt-proxy/).

How to Vote

The Board urges XFLT shareholders to vote “FOR” the King Street Sub-Adviser on the WHITE Card. Use one of the following options to vote:

•	By Internet: Visit the website listed on your WHITE proxy card, enter your control number and follow the simple on-screen instructions.
•	By Phone: Call the toll-free number listed on your WHITE proxy card.
•	By Mail: Sign and return the enclosed WHITE proxy card in the enclosed postage-paid envelope.

If you have any questions or need assistance voting your shares, please contact our proxy solicitation firm, Okapi Partners LLC, toll-free at (855) 305-0855 or by email at XAI@OkapiPartners.com.

About XA Investments

XA Investments LLC is a Chicago-based firm founded by XMS Capital Partners in 2016. XAI serves as the investment adviser for two listed closed-end funds and an interval closed-end fund. In addition to investment advisory services, the firm also provides investment fund structuring and consulting services focused on registered closed-end funds to meet institutional client needs. XAI offers custom product build and consulting services, including product development and market research, marketing and fund management. XAI believes that the investing public can benefit from new vehicles to access a broad range of alternative investment strategies and managers. For more information, please visit www.xainvestments.com.

About King Street Capital Management

King Street is a global alternative investment firm founded in 1995 that manages $30 billion in assets across public and private markets. The firm marries rigorous fundamental research with tactical trading and differentiated sourcing capabilities to identify investment opportunities across asset classes, up and down the capital structure. For more information, please visit www.kingstreet.com. Follow King Street Capital Management (https://edge.prnewswire.com/c/link/?t=0&l=en&o=4669072-1&h=2386047654&u=https%3A%2F%2Fwww.linkedin.com%2Fcompany%2Fkingstreet-capital-management&a=King+Street+Capital+Management) on LinkedIn.

Forward-Looking Statements

This press release contains certain statements that may include “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms and the negatives of such terms. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Many factors that could materially affect the Fund’s actual results are the performance of the portfolio of securities held by the Fund, the conditions in the U.S. and international financial and other markets, the price at which Fund shares trade in the public markets and other factors. Although the Fund believes that the expectations expressed in such forward-looking statements are reasonable, actual results could differ materially from those expressed or implied in such forward-looking statements. The Fund’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties. You are cautioned not to place undue reliance on these forward-looking statements, which are made as of the date of this press release. Except for the Fund’s ongoing obligations under the federal securities laws, the Fund does not intend, and the Fund undertakes no obligation, to update any forward-looking statement.

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Past performance is no guarantee of future results. An investment in the Fund involves risk, including the possible loss of principal. Investors should consider the Fund’s investment objectives, risks, charges, and expenses carefully before investing. Please refer to the Fund’s filings with the Securities and Exchange Commission for additional information.

Media Contact:

XA Investments LLC
Kim Shepherd

Senior Consultant

kshepherd@xainvestments.com
312-623-5123
www.xainvestments.com

Prosek Partners

Pro-XAI@Prosek.com